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                                                                    EXHIBIT 23.2

                           CONSENT OF KPMG AUDIT PLC

The Directors
Unionamerica Holdings plc
3 Minster Court
Mincing Lane
London
EC3R 7DD

24 July 1997

Dear Sirs

We consent to incorporation by reference in the registration statement on Form S-4 dated July 24, 1997 of MMI Companies, Inc. of our report dated March 11, 1997, relating to the balance sheet of Unionamerica Holdings plc and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996, annual report on Form 10-K of Unionamerica Holdings plc, and to the reference to our firm under the heading "Experts" in the Prospectus.

Yours faithfully

/s/ KPMG Audit Plc
KPMG AUDIT PLC